Exhibit 4.4

Execution version

REVOLVING CREDIT NOTE

$15,000,000.00	Cincinnati, Ohio
October 11, 2018

GERMAN AMERICAN BANCORP, INC., an Indiana corporation (herein called “Borrower”), for value received, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (“Lender”), with an address of 5065 Wooster Rd., Mail Location CN-OH-L2CB, Cincinnati, OH 45226 or its assigns or successors, on the dates set forth below, the principal sum of up to Fifteen Million and 00/100 Dollars ($15,000,000.00) or such lesser amount as may be drawn hereon, and to pay interest from the date hereof (computed on the basis of a 360-day year but applied to the actual number of days elapsed in the subject interest period) on the unpaid balance thereof at the rate set forth below.  This Note is the Revolving Credit Note referenced in that certain Loan Agreement of even date herewith by and between the Lender and the Borrower (“Loan Agreement”).  All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

Under this Note, the Borrower may borrow, repay, and re-borrow up to Fifteen Million Dollars ($15,000,000.00) (the “Available Amount”).  Should the total amount outstanding under this Note at any time exceed the Amount Available, the Borrower shall immediately, without notification from the Lender being required, reduce the amount outstanding to an amount that is less than or equal to the Amount Available, and the failure to do so shall constitute an Event of Default.

Interest shall accrue on all sums as advanced and outstanding from time to time under this Note as set forth in the Loan Agreement.  Such interest shall be due and payable as set forth in the Loan Agreement.

The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in accordance with the terms and conditions of the Loan Agreement.  Additional principal payments shall be made in accordance with the provisions of the Loan Agreement.

This Note is issued pursuant to the terms of the Loan Agreement.  If an Event of Default shall occur and be continuing, the principal of this Note together with all accrued interest thereon may, at the option of the holder hereof, immediately become due and payable on demand; provided, however, that if any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.

Unless otherwise provided in the Loan Agreement, all payments on account of the indebtedness evidenced by this Note shall be first applied to the payment of costs and expenses of

Lender which are due and payable, then to past-due interest on the unpaid principal balance and the remainder to principal.

This Note may be prepaid only upon those terms and conditions set forth in the Loan Agreement.

From and after the Revolving Loan Maturity Date, or such earlier date as all sums owing on this Note become due and payable by acceleration or otherwise, or after the occurrence of an Event of Default as provided in the Loan Agreement, interest shall be computed on all amounts then due and payable under this Note at the Default Rate as provided in the Loan Agreement.

If any attorney is engaged by Lender to enforce or defend any provision of this Note or any of the other Transaction Documents, or as a consequence of any Default or Event of Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and expenses, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and expenses had been added to the principal.

No previous waiver and no failure or delay by Lender or Borrower in acting with respect to the terms of this Note or any of the other Transaction Documents shall constitute a waiver of any breach, default or failure of condition under this Note, the Loan Agreement or any of the other Transaction Documents.  A waiver of any term of this Note or any of the other Transaction Documents or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver.  In the event of any inconsistencies between the terms of this Note, the terms of the Loan Agreement and the terms of any other document related to the Loan evidenced by this Note, the terms of the Loan Agreement shall prevail.

Except as otherwise provided in the Loan Agreement, Borrower expressly waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of late charges, and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.  In addition, Borrower expressly agrees that this Note and any payment coming due hereunder may be extended from time to time without in any way affecting the liability of Borrower hereunder.

Time is of the essence with respect to every provision hereof.  This Note shall be construed and enforced in accordance with the laws of the State of Ohio, except to the extent that federal laws preempt the laws of the State of Ohio, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any Federal or State court having situs in Hamilton County, Ohio and having proper venue, and also consent to service of process by any means authorized by Ohio or Federal law.  Any reference contained herein to attorneys’ fees and expenses shall be deemed to be to reasonable fees and expenses and to include all reasonable fees and expenses of third-party attorneys and the reasonable fees and expenses of any other experts or consultants.

All agreements between Borrower and Lender (including this Note and the Loan Agreement, and any other documents securing all or any part of the indebtedness evidenced hereby, if any) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the amount collectible at the highest lawful rate of interest permissible under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision hereof, the Loan Agreement or any other documents securing all or any part of the indebtedness evidenced hereby at the time performance of such provisions shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under such applicable laws, and if, for any reason whatsoever, Lender shall ever receive as interest an amount that would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal of this Note (whether or not then due and payable) and not to the payment of interest or refunded to Borrower if such principal has been paid in full.

Any notice which either party hereto may be required or may desire to give hereunder shall be governed by the notice provisions of the Loan Agreement.

Nothing contained in this Note or in the Loan Agreement regarding late charges or the Default Rate will be construed in any way to extend the due date of any payment or waive any payment default, and each such right is in addition to, and not in lieu of, the other and any other rights and remedies of Lender hereunder, under any of the Transaction Documents or under applicable law (including, without limitation, the right to interest, reasonable attorneys’ fees and other expenses).

Borrower and all others who may become liable for all or part of the principal balance hereof or for any obligations of Borrower to Lender or the holder hereof (a) jointly and severally, forever waive presentment, protest and demand, notice of protest, demand and dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, (b) agree that the time of payment of the debt or any part thereof may be extended from time to time without modifying or releasing the liability of Borrower or any other such parties, the right of recourse against Borrower and such parties being hereby reserved by Lender; and (c) agree that time is of the essence.  Borrower agrees to pay all costs of collection when incurred, whether suit be brought or not, including reasonable attorneys’ fees and costs of suit and preparation therefor, and to perform and comply with each of the covenants, conditions, provisions and agreements of the Borrower contained in this Note.  It is expressly agreed by Borrower that no extensions of time for payment of this Note, nor the failure on the part of Lender to exercise any of its rights hereunder, shall operate to release, discharge, modify, change or affect the original liability under this Note, either in whole or in part.

EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER.  BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL.

BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE TRANSACTION DOCUMENTS, (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN AND (d) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

IN WITNESS WHEREOF, the undersigned has executed this Note or caused this Note to be executed by its duly authorized representative as of the date first above written.

BORROWER:

GERMAN AMERICAN BANCORP, INC.,
an Indiana corporation

By:	/s/ Bradley M. Rust
Name: Bradley M. Rust
Title: Executive Vice President and Chief Financial Officer